As filed with the Securities and Exchange Commission on October 1, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

TRIBUNE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-1880355 (I.R.S. Employer Identification No.)
435 North Michigan Avenue Chicago, Illinois (Address of principal executive offices)	60611 (Zip code)

WPIX, INC. HOURLY EMPLOYEES' RETIREMENT PLAN
(Full Title of the Plan)

Crane H. Kenney, Esq.
Senior Vice President, General Counsel and Secretary
Tribune Company
435 North Michigan Avenue
Chicago, Illinois 60611
(312) 222-9100
(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	25,000 shares (1)	$31.49 (2)	$787,250 (2)	$197

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. In addition, Preferred Stock Purchase Rights initially are attached to and trade with the shares of Common Stock being registered under this Registration Statement. The value attributed to such Rights, if any, is reflected in the market price of the Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, pursuant to Rules 457(c) and 457(h) thereunder, the average of the high and low prices of the Common Stock on September 28, 2001, as reported in the consolidated reporting system.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Tribune Company (the “Registrant”) are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K, as amended, for the year ended December 31, 2000;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended April 1 and July 1, 2001;

         (c) The description of the common stock, par value $.01 per share, of the Registrant which is contained in the Registrant’s report on Form 8-A, filed with the Commission on September 8, 1983; and

         (d) The description of the preferred stock purchase rights of the Registrant which is contained in the Registrant’s report on Form 8-A, filed with the Commission on December 12, 1997 and amended September 17, 1999.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by the Plan pursuant to Section 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         Article TWELFTH of the Registrant’s Restated Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law. In accordance with Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate of Incorporation provides that no directors of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for (i) breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends under Section 174 of the DGCL or (iv) transactions from which the director derives an improper personal benefit.

         Pursuant to Section 145 of the DGCL and the Registrant’s Restated Certificate of Incorporation, the directors and officers of the Registrant are covered by Directors and Officers Liability and Corporation Reimbursement insurance policies.

Item 7. Exemptions from Registration Claimed.

         Not Applicable.

Item 8. Exhibits.

         See the attached Exhibit Index.

Item 9. Undertakings.

         (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section

13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 1st day of October, 2001.

TRIBUNE COMPANY
By: /s/ John W. Madigan John W. Madigan Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of October 1, 2001.

Signature	Title(s)

/s/ John W. Madigan John W. Madigan	Chairman and Chief Executive Officer and Director (principal executive officer)

/s/ Dennis Fitzsimons Dennis Fitzsimons	President, Chief Operating Officer and Director

/s/ Donald C. Grenesko Donald C. Grenesko	Senior Vice President/Finance and Administration (principal financial officer)

/s/ R. Mark Mallory R. Mark Mallory	Vice President and Controller (principal accounting officer)

* Jeffrey Chandler	Director

* Jack Fuller	Director

* Roger Goodan	Director

* Enrique Hernandez, Jr.	Director

* Nancy Hicks Maynard	Director

* Andrew J. McKenna	Director

* Patrick G. Ryan	Director

* William Stinehart, Jr.	Director

* Dudley S. Taft	Director

* Arnold R. Weber	Director

*By: /s/ Crane H. Kenney Crane H. Kenney	Attorney-in-Fact

          The Plan. Pursuant to the requirement of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and the State of Illinois, on this 1st day of October, 2001.

WPIX, INC. HOURLY EMPLOYEES' RETIREMENT PLAN
By: /s/ Donald C. Grenesko Donald C. Grenesko Chairman, Tribune Company Employee Benefits Committee

EXHIBIT INDEX

Exhibits marked with an asterisk (*) are incorporated by reference to documents previously filed by the Registrant with the Securities and Exchange Commission, as indicated. All other documents listed are filed with this Registration Statement.

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

4.1*	Amended and Restated Certificate of Incorporation of the Registrant, dated June 12, 2000 (Exhibit 3.1 to Current Report on Form 8-K dated June 12, 2000)

4.2*	By-Laws of the Registrant, as amended an in effect on June 12, 2000 (Exhibit 3.2 to Current Report on Form 8-K dated June 12, 2000)

4.3*	Rights Agreement between the Registrant and First Chicago Trust Company of New York, as Rights Agent, dated as of December 12, 1997 (Exhibit 1 to Current Report on Form 8-K dated December 12, 1997)

4.4*	Amendment No. 1, dated as of June 12, 2000, to the Rights Agreement between the Registrant and First Chicago Trust Company of New York, as Rights Agent, dated as of December 12, 1997 (Exhibit 4.1 to Current Report on Form 8-K dated June 12, 2000)

4.5	WPIX, Inc. Hourly Employees' Retirement Plan, effective as of July 1, 1991

4.6	First Amendment of WPIX, Inc. Hourly Employees' Retirement Plan dated as of December 16, 1994

4.7	Second Amendment of WPIX, Inc. Hourly Employees' Retirement Plan dated as of June 11, 1998

4.8	Third Amendment of WPIX, Inc. Hourly Employees' Retirement Plan dated as of October 1, 1998

4.9	Fourth Amendment of WPIX, Inc. Hourly Employees' Retirement Plan dated as of April 9, 1999

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of PricewaterhouseCoopers LLP

24	Power of Attorney